CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A/A of our report dated September 18, 2023, relating to the financial statements of C2 Blockchain, Inc. as of the years ended June 30, 2023, and June 30, 2022 and to all references to our firm included in this Offering Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

November 9, 2023